PROSPECTUS

                              Kramont Realty Trust
                Distribution Reinvestment and Share Purchase Plan
                 1,100,000 Common Shares of Beneficial Interest
                           ($0.01 par value per share)
                               ------------------

     Our  Distribution  Reinvestment  and Share Purchase Plan provides  existing shareholders, holders of the partnership units of Kramont Operating Partnership,
L.P.  and  interested  new  investors  with a simple  and  convenient  method of investing in our common shares. Through participation in the plan, you may:

     ·    have cash distributions on all of your common shares or partnership
          units   automatically   reinvested  in  common  shares,  and  purchase
          additional  common shares by making  optional cash payments of $100 to
          $3,000 per calendar quarter; or

     ·    have cash  distributions  on a portion of your  common  shares or partnership  units  automatically  reinvested  in common  shares while continuing  to receive the remainder of your cash  distributions,  and purchase  additional common shares by making optional cash payments of
          $100 to $3,000 per calendar quarter; or

     ·    invest in common shares only by making  optional cash payments of $100 to $3,000 per calendar quarter; or

     ·    with our  permission,  invest in common shares only by making optional cash payments which exceed $3,000 per calendar quarter.

     The plan administrator,  currently American Stock Transfer & Trust Company, will buy, at our  direction,  newly issued  common  shares  directly  from us or common  shares  in the open  market or in  negotiated  transactions  with  third parties.  Subject to certain  limitations,  the purchase  price for newly issued common shares purchased  directly from us will be the market price less, only in the case of optional  cash  purchases,  a discount we may elect to offer ranging from 0% to 3%, determined from time to time by us in our sole discretion.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
    COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
       THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
         ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

                                  July 5, 2001

     This  Prospectus  does not constitute an offer to sell or a solicitation of an offer to buy any of the securities  offered hereby in any jurisdiction to any person  to whom it is  unlawful  to make such an offer or  solicitation  in such jurisdiction.  You  should  rely  only  on the  information  contained  in  this prospectus and the documents  that are  incorporated  by reference.  We have not authorized  anyone to provide  you with  different  information.  You should not assume that the information in this prospectus or any incorporated  documents is accurate as of any date other than the date of the document.

                                TABLE OF CONTENTS
                                                                            PAGE

ADDITIONAL INFORMATION.......................................................-3-
DOCUMENTS INCORPORATED BY REFERENCE..........................................-3-
THE COMPANY..................................................................-4-
USE OF PROCEEDS..............................................................-4-
SUMMARY  ....................................................................-4-
THE PLAN ....................................................................-7-
DIVIDENDS...................................................................-20-
PLAN OF DISTRIBUTION........................................................-20-
LEGAL MATTERS...............................................................-21-
EXPERTS  ...................................................................-21-

                                       -2-

                             ADDITIONAL INFORMATION

     This  prospectus  is part of a  registration  statement on Form S-3 that we filed with the Securities and Exchange  Commission (the "Commission")  under the
Securities  Act of 1933, as amended (the  "Securities  Act"),  and the rules and regulations promulgated thereunder.  This prospectus does not contain all of the information set forth in the registration  statement,  portions of which we have omitted as permitted by the rules and regulations of the Commission.  Statements contained  in this  prospectus  as to the  contents  of any  contract  or  other document are not necessarily complete. If the Commission's rules and regulations require  that a contract or document be filed as an exhibit to the  registration statement,  we refer you to the copy of the  contract  or  document  filed as an exhibit to the registration statement for a complete description.  Copies of the registration  statement and such exhibits may be examined  without charge at, or obtained upon payment of prescribed fees from, the Public  Reference  Section of
the  Commission  at  Room  1024,   Judiciary  Plaza,  450  Fifth  Street,  N.W.,
Washington,  D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th
Floor,  New York,  New York 10048 and at 500 West  Madison  Street,  Suite 1400,
Chicago, Illinois 60661-2511.

     We file annual,  quarterly and special reports,  proxy statements and other information  with the Commission  pursuant to the requirements of the Securities
Exchange  Act of 1934,  as amended (the  "Exchange  Act").  The  reports,  proxy statements  and other  information  may be inspected and copied at the locations described above. Copies of the materials may be obtained by mail from the Public
Reference Section of the Commission at 450 Fifth Street, N.W., Washington,  D.C.
20549, at prescribed rates. In addition, the Commission maintains a Website that contains reports,  proxy statements and other information  regarding registrants that file  electronically  with the  Commission.  The address of this Website is
http://www.sec.  gov.  Our  common  shares,  Series B-1  Cumulative  Convertible
Preferred Shares of Beneficial Interest,  par value $.01 per share, and Series D
Cumulative  Redeemable Preferred Shares of Beneficial  Interest,  par value $.01 per  share,  are  listed  on the New York  Stock  Exchange  and the  information concerning  us set forth above may be inspected and copied at the New York Stock
Exchange, 20 Broad Street, New York, New York 10005.

     We  furnish  our  shareholders  with  annual  reports   containing  audited
financial  statements with a report by our independent public  accountants,  and quarterly reports  containing  unaudited  financial  information for each of the first three quarters of the fiscal year.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We incorporate by reference the following documents,  which have been filed by us with the Commission:

     1.  Registration  Statement on Form S-4 filed with the  Commission on April
10, 2000 (File No. 333- 34482).

     2. Annual Report on Form 10-K for the year ended December 31, 2000.

     3. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     4. All other  reports filed by us pursuant to Section 13(a) or 15(d) of the
Exchange Act, since the Company became subject to the reporting  requirements of the Exchange Act on June 16, 2000.

     Any future filings we will make with the Commission  under Sections  13(a),
13(c),  14 and 15(d) of the Exchange Act, before the termination of the offering of the common  shares  made  under  this  prospectus,  will be  incorporated  by reference and be considered a part of this prospectus from the date of filing.

     You should be aware that any statement contained in this prospectus or in a document  incorporated  by reference may be modified or superseded by a document filed with the Commission at a later date. Any statement which has been modified or superseded shall not be considered to constitute a part of this prospectus.

     You may  request  a copy  of  these  filings  at no  cost,  by  writing  or telephoning  us, a copy of any and all of the documents  referred to above which have been or may be  incorporated  in this  prospectus by reference,  other than exhibits to those  documents.  Requests  should be  directed  to Kramont  Realty
Trust, Attention: Ms. Mary Gannon, Secretary, 580 West Germantown Pike, Plymouth
Meeting, Pennsylvania 19462 (telephone number (610) 825-7100).

                                       -3-

                                   THE COMPANY

     Kramont  Realty  Trust,   together  with  its  subsidiaries,   is  a  fully
integrated,  self-administered  and self- managed equity real estate  investment trust  ("REIT")  which owns and operates  neighborhood  and  community  shopping centers.

     Kramont  Realty Trust was formed in December 1999 as a Maryland REIT solely for the purpose of effecting  the mergers of CV Reit,  Inc.  and Kranzco  Realty
Trust,  both REITs,  into the company.  Kramont Realty Trust's executive offices are located at 580 West Germantown Pike,  Plymouth Meeting,  Pennsylvania 19462,
and its telephone number is (610) 825-7100.

     References to "we," "us" or "our" refer to Kramont  Realty  Trust.  Kramont
Operating Partnership,  L.P. is referred to as the "Partnership".  References to
"common  shares" mean common shares of beneficial  interest,  par value $.01 per share, of Kramont Realty Trust and references to "partnership  units" mean units of limited partnership interest in Kramont Operating Partnership, L.P.

                                 USE OF PROCEEDS

     We will receive the proceeds  from any sale of newly issued  common  shares purchased  by the plan  administrator.  We will use these  proceeds  for general corporate  purposes.  We will not receive any proceeds from  purchases of common
shares  by  the  plan   administrator  in  the  open  market  or  in  negotiated
transactions  with third  parties.  We have no basis for  estimating  either the number of common  shares  that will be sold  through  the plan or the  prices at which the common shares will be sold.

                                     SUMMARY

     The following summary of our dividend  reinvestment and share purchase plan may omit information that may be important to you. You should carefully read the entire  text of the plan  contained  in this  prospectus  before  you  decide to participate in the plan.

Purposes of
the Plan........    The purposes of the plan are (i) to provide existing holders of common shares and  partnership  units and  interested new investors with a simple and  convenient  method of investing in  common  shares  and (ii) to  provide  us with a means of raising  additional  capital  through  sales of newly issued common shares.  Whether  significant  additional  capital is raised may be  affected,  in part,  by our decision to waive the maximum  quarterly  limitations  applicable  to optional cash  investments,  and our  decision  from  time to time to direct  the plan  administrator  to  purchase  newly  issued common  shares  directly  from us  rather  than in the  open market or in negotiated transactions with third parties.

Enrollment If
You Own Common
Shares or
Partnership
Units:.........     You may  participate in the plan if you currently own either our common shares or  partnership  units by  completing  and returning  the  enclosed  authorization  form to the  plan's administrator,  American Stock Transfer & Trust Company. You can  obtain  additional  authorization  forms  from the plan administrator. You may participate directly in the plan only if you hold common shares or  partnership  units in your own name. If you hold common shares or partnership units through a bank,  broker or other  nominee,  you may  arrange to have your broker or other custodian participate on your behalf.

Initial
Investment
If You Do Not
Own Common Shares
or Partnership
Units:.........     If you do not own any common  shares or  partnership  units, you may  participate  in the plan by (i)  making an  initial cash payment of $100 to $3,000 or (ii) with our  permission, making an initial  cash payment  which  exceeds  $3,000.  In
                    addition,you   must   complete   and  return  the   enclosed
                    authorization form to the plan administrator.

                                       -4-

Distribution
Reinvestments/
Optional Cash
Payments.......     Through  participation  in the  plan,  you may (i) have cash distributions  on all of your common  shares or  partnership
                    units   automatically   reinvested  in  common  shares  (the
                    "Distribution    Reinvestment   Program"),    and   purchase
                    additional common shares (the "Share Purchase Program"),  by making optional cash payments of $100 to $3,000 per calendar quarter;  (ii) have cash  distributions on a portion of your common shares or partnership units automatically  reinvested in common  shares while  continuing to receive the remainder of your cash  distributions,  and purchase additional common shares by making  optional  cash  payments of $100 to $3,000 per calendar quarter;  (iii) invest in common shares only by making optional cash payments of $100 to $3,000 per calendar quarter;  or (iv)  with our  permission,  invest  in  common shares only by making  optional cash  payments  which exceed
                    $3,000 per calendar quarter.

Waivers of Maximum
Quarterly Limit
on Optional Cash
Payments.......     Each  month you have the option to make cash  payments  of a minimum of $100 to a maximum of $3,000 per calendar quarter.
                    You may,  however,  request,  and in some  instances  we may grant, a waiver from us permitting you to make optional cash payments which exceed $3,000 per calendar quarter.  There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to our grant of a request for waiver.

Source of Common
Shares.........     The plan  administrator  will buy, at our direction,  either
                    (i) newly  issued  common  shares  directly  from us or (ii)
                    common   shares  in  the  open   market  or  in   negotiated
                    transactions with third parties.

Purchase
Price..........     The purchase  price of common  shares under the plan depends on how you  purchase  the shares and on whether we issue new shares to you or the plan obtains your shares by  purchasing them in the open  market.  Subject  to  certain  limitations
                    described   below,  the  purchase  price  of  common  shares
                    purchased in the open market or in  negotiated  transactions with third  parties will be the weighted  average  price for
                    all  of  the  common   shares  so   purchased  by  the  plan
                    administrator.

                    Subject to certain limitations described below, the purchase price  (before  giving  effect to any  Waiver  Discount  (as hereinafter  defined)) of newly issued  common shares on any given investment date will be the market price of the common shares. The market price of the common shares is the average of:  the  average  of the high and low  sale  prices  of the common shares on the New York Stock Exchange for each of the twelve  trading days  preceding  such  investment  date (the
                    "Pricing  Period")  that such average  equals or exceeds any
                    Threshold Price (as hereinafter defined) that we may set for such  investment  date.  If, for each of such twelve trading days,  the  average  of the high and low sale  prices of the common  shares  on the New  York  Stock  Exchange  for  such trading  day is below any  Threshold  Price we may set,  the purchase price (before giving effect to any Waiver Discount)
                    will  be  determined  by us  on  the  basis  of  any  market quotations we may deem appropriate.

                    Regardless  of  whether  a common  share is newly  issued or otherwise,  and whether a common share is purchased  through distribution  reinvestment  or optional cash  payments,  the
                    purchase   price  (after  taking  into  account  any  Waiver
                    Discount)  will  not be less  than the sum of (i) 95% of the fair market value of a common share on the investment  date, plus

                                       -5-

                    (ii) any brokerage commissions and related charges described in Question 39 (such sum the "Minimum Price"). The preceding limitations  are intended to address  certain federal income tax  matters  applicable  to us.  If we  determine  that the failure to comply  with these  limitations  with  respect to certain plan participants making optional cash payments will not have any  adverse  tax  consequence  to us,  then to the extent so determined, the limitations will no longer apply.

                    Unless we waive our right to do so, we may establish for any
                    Pricing  Period a minimum price (the  "Threshold  Price") in order to provide us with the ability to set a minimum  price at which newly issued  common  shares will be sold under the plan on any given  investment  date. A Threshold  Price will only be established  when newly issued common shares will be purchased on the  applicable  investment  date. The "Pricing
                    Period"  means the period  encompassing  the twelve  trading days preceding any given investment date.

Discounts to
Purchase
Price..........     We will, on the third business day  immediately  before each
                    Pricing  Period,  determine  whether to establish a discount
                    (the "Waiver  Discount") from the market price applicable to optional cash payments made pursuant to granted requests for waiver that are used to purchase newly issued common shares.
                    In addition,  if a Waiver  Discount  exists for a particular investment  date,  the  Waiver  Discount  will  apply to all optional cash payments  applicable  to the  investment  date used to purchase newly issued common shares,  not just those made  pursuant to granted  requests  for waiver.  The Waiver
                    Discount will be between 0% and 3% of the purchase price and may vary each  investment  date, but once  established  will uniformly  apply to all optional cash payments made that are used  to  purchase  newly  issued  common  shares  for  that
                    investment   date.  If  we  set  a  Waiver  Discount  for  a
                    particular  investment  date, it will not affect the setting of a Waiver Discount for any subsequent investment date. The
                    Waiver  Discount  will  apply to the  entire  optional  cash payment  and not  just  the  portion  that  exceeds  $3,000.
                    Notwithstanding the foregoing, the purchase price of a newly issued  common share or a common share  acquired in the open market or in  negotiated  transactions  with  third  parties through an optional  cash  payment will not be less than the
                    Minimum  Price  (except  as  provided  in  "Purchase  Price"
                    discussed above).

Requests for
Waiver/Waiver
Discounts......     In  deciding  whether  to grant a  request  for  waiver  and whether  to set any  Waiver  Discount,  we will  consider  a variety  of  factors,  which may  include  our  current  and projected capital needs, the alternatives available to us to meet those needs,  prevailing  market  prices for our common shares and other  securities,  general  economic  and market conditions,  expected  aberrations  in the price or  trading volume of our common  shares,  the  number of common  shares held  by the  plan  participant  submitting  a  request  for waiver,  the past actions of the plan participant  under the plan,  the  aggregate  amount of optional  cash payments for which the  request  for  waiver has been  submitted  and the
                    administrative   constraints   associated  with  granting  a
                    request  for waiver.  Grants of waivers  will be made in our sole and absolute discretion.

Number of
Common Shares
Offered........     1,100,000  common  shares  are  authorized  to be issued and registered under the Securities Act for offering through our
                    Dividend Reinvestment and Share Purchase Plan.

                                       -6-

                                    THE PLAN

     The  following  description  of our  Distribution  Reinvestment  and  Share
Purchase  Plan (the "Plan") is set forth below in a question and answer  format.
Holders of common  shares  ("shareholders")  and  holders of  partnership  units
("unitholders"), as well as interested new investors, may elect to enroll in the
Plan.  Your  participation  in the  Plan  is  entirely  voluntary,  and  you may terminate  your  participation  at any time. If you decide not to participate in the Plan, you will continue to receive cash  distributions on your common shares or partnership units in the usual manner, as we declare and pay them.

Purpose

1.   What is the purpose of the Plan?

     The primary  purpose of the Plan is to provide  existing  shareholders  and unitholders and interested new investors with a simple and convenient  method of investing in our common shares without  paying  brokerage  commissions,  service charges or other fees, subject to certain tax limitations  described in Question
13. In addition, the Plan provides us with a means of raising additional capital through  sales of newly issued common  shares.  Whether  significant  additional capital is raised may be affected, in part, by our decision to waive the maximum quarterly limitations applicable to optional cash investments,  and our decision from time to time to direct the plan  administrator  to  purchase  newly  issued common  shares  directly from us rather than in the open market or in negotiated transactions with third parties (see Question 13).

     The Plan is primarily intended for the benefit of long-term investors,  and not for the benefit of  individuals  or  institutions  that engage in short-term
trading  activities.   The  Plan  does  not  limit  the  total  amount  of  cash
distributions  which an individual or an institution may reinvest.  As a result, participants  with large holdings of common shares or  partnership  units in the
Plan may reinvest a greater amount than  participants  with smaller  holdings of common  shares or  partnership  units in the Plan.  In addition,  because of the
Waiver Discount feature of the Share Purchase Program,  financial intermediaries may engage in short-term trading activities or positioning transactions in order to benefit from any Waiver Discount. These transactions could cause fluctuations in the  trading  volume  and  price  of our  common  shares.  We do not  endorse short-term  trading or  positioning  transactions  and have not entered into any formal or informal  arrangements to facilitate short-term trading or positioning transactions.  Individuals or institutions that engage in short-term  trading or positioning  transactions  may be  considered  "underwriters"  as  that  term is defined in the  Securities  Act.  Individuals or  institutions  considered to be
"underwriters" may incur disclosure  obligations and other liabilities under the
Securities   Act.  We  reserve  the  right  to  modify,   suspend  or  terminate
participation  in the Plan by otherwise  eligible  shareholders  and unitholders without  notification in order to prevent  practices which are inconsistent with the purposes of the Plan.

2.   What are my investment options under the Plan?

     Once  enrolled in the Plan,  you may buy common  shares  through any of the following investment options:

     o   You may  have  cash  distributions  on all of your  common  shares  or partnership  units  automatically  reinvested in common  shares.  This option also permits you to purchase additional common shares by making optional cash payments of $100 to $3,000 per calendar quarter.

     o    You may have cash  distributions on a portion of your common shares or partnership  units  automatically  reinvested  in common  shares while continuing to receive the remainder of your cash  distributions.  This option also permits you to purchase additional common shares by making optional cash payments of $100 to $3,000 per calendar quarter.

     o    You may invest in  additional  common  shares only by making  optional cash  payments of $100 to $3,000 per calendar  quarter.  If you do not own any common shares or partnership units, you may participate in the plan by making an initial cash payment of $100 to $3,000.

     o    With our  permission,  you may invest in common  shares only by making optional cash payments  which exceed $3,000 per calendar  quarter.  If you do not  own  any  common  shares  or  partnership  units,  you may participate in the plan by making an initial cash payment which,  with our permission, exceeds $3,000.

                                       -7-

Advantages and Disadvantages

3.   What are the advantages and disadvantages of the Plan?

     Before deciding whether to participate in the Plan, you should consider the following advantages and disadvantages of the Plan.

     Advantages

     o    You may fully invest your  distributions  and optional  cash  payments because you will not pay  brokerage  commissions,  service  charges or other  fees to  purchase  common  shares  under the Plan,  subject  to certain tax limitations  described in Question 13, and because you may purchase fractional common shares under the Plan.

     o    Distributions  paid on all  whole and  fractional  common  shares  are automatically  reinvested  in additional  whole or  fractional  common shares.

     o    The purchase price for newly issued common shares  purchased  directly from us using optional cash payments made pursuant to granted requests for waiver will  generally be the market price,  reduced by any Waiver
          Discount we may set.

     o    You can avoid the need for safekeeping  certificates for common shares credited to your Plan account and have  increased  protection  against
          loss,  theft  or  destruction  of  the   certificates.   In  addition,
          certificates  for common shares held by you and not acquired  pursuant to  the  Plan  may  be  deposited  with  the  plan  administrator  for safekeeping for a fee of $7.50 per certificate (see Question 25).

     o    You will receive a regular  statement  reflecting all current activity in your Plan account to simplify your record keeping.

     Disadvantages

     o    No  interest  will  be  paid  by  us  or  the  plan  administrator  on distributions  or optional cash payments held pending  reinvestment or investment  (see  Questions  7 and 12).  In  addition,  optional  cash payments of less than $100 and that portion of optional  cash payments which exceeds $3,000 per calendar quarter,  unless the upper limit has been waived, are subject to return to you without interest.  Moreover, optional  cash  payments  above the $3,000  limit which have been made pursuant to a granted request for waiver may also be subject to return to you  without  interest  in the event that any  Threshold  Price (as defined in  Question  13) we may set is not met for any  trading  days during the related Pricing Period (see Question 13).

     o    You will not know the  actual  price per share or number of shares you have purchased until after the applicable investment date.

     o    The market price,  whether or not reduced by any Waiver  Discount,  of the common  shares may  exceed  the price at which  common  shares are trading on or after the  investment  date when the  common  shares are issued.

     o    Because   optional   cash  payments  must  be  received  by  the  plan
          administrator  on or before the last business day  immediately  before each  Pricing  Period,  those  payments  may be  exposed to changes in market  conditions  for a longer  period  of time  than in the case of typical secondary market transactions (see Questions 14 and 19).

     o    Resales of common  shares  credited to your Plan  account will involve the  deduction  from  the  proceeds  of the  resales  of  any  related brokerage commission,  transfer tax or other fees incurred by the plan administrator  allocable  to the  resales  of the common  shares  (see
          Question 29).

Administration

4.   Who administers the Plan?

     The Plan is administered by American Stock Transfer & Trust Company. We may
designate a successor administrator as agent. The plan administrator:

     o    acts as your agent,

     o    keeps records of all Plan accounts,

                                       -8-

     o    sends your account statements to you and

     o    performs other duties relating to the Plan.

     We will pay all costs of  administering  the Plan.  Common shares purchased for you under the Plan will be issued in the name of the plan  administrator  or its nominee on your  behalf,  unless you request that a  certificate  for all or part of your common  shares be issued (see Question 23). As record holder of the common shares held in your Plan  account,  the plan  administrator  will receive distributions  on all common shares held on the  distribution  record date, will credit these  distributions  to your account on the basis of full and fractional common shares held in your account, and will automatically reinvest, if you have so elected  or failed to make any  election,  the  distributions  in  additional common shares. The plan administrator makes all purchases of common shares under the Plan.

     You may obtain  information  about the Plan at the  following  address  and telephone number:

                     American Stock Transfer & Trust Company
                   Attention: Dividend Reinvestment Department
                        Wall Street Station, P.O. Box 922
                          New York, New York 10269-0560
                        Telephone number: (877) 322-4940

Eligibility

5.   Who is eligible to participate in the Plan?

     Existing holders of common shares are either "record owners" or "beneficial owners".  Existing holders of partnership  units are "record owners".  You are a record owner if you own common shares or partnership units in your own name. You are a beneficial  owner if you own common  shares that are  registered in a name other than your own name (for  example,  your common  shares are held by a bank, broker or other nominee).

     The following persons are eligible to participate in the Plan:

     Record  Owners.  If you are a record owner of common shares or  partnership units, you may participate directly in the Plan.

     Beneficial  Owners. If you are a beneficial owner of common shares, you may participate in the Plan in two ways. You may instruct your bank, broker or other nominee to arrange participation in the Plan on your behalf. Alternatively,  you may  participate  directly  in the  Plan by  having  one or more  common  shares transferred by your bank, broker or other nominee to your name as record owner.

     Non-Shareholders  and Non-Unitholders.  If you are a new investor,  you may participate in the Plan by making an initial purchase of common shares under the
Share Purchase Program.

     You may not  participate  in the Plan if it would be unlawful for you to do
so.

     If you are a citizen or resident of a country  other than the United States and its territories and  possessions,  you should confirm that, by participating in the Plan,  you will not violate  local laws  governing  such things as taxes, currency and exchange controls, stock registration, and foreign investments.

Participation by Shareholders and Unitholders

6.   How do I enroll in the Plan?

     Record Owners.  If you are a record owner,  you may participate in the Plan by completing and signing the enclosed  authorization  form (see Question 7) and returning it to the plan  administrator.  Additional  authorization forms may be obtained  at any  time by  written  request  to the  plan  administrator  at the following  address:  American  Stock Transfer  &  Trust Company,  Attention:
Dividend Reinvestment  Department,  Wall Street Station, P.O. Box 922, New York,
New York  10269-0560,  or by telephoning the Plan  administrator  at: (877) 322-
4940. If you have registered common shares or partnership units in more than one name (e.g. joint tenants,  trustees, etc.), all registered holders must complete and sign the authorization form.

     Beneficial  Owners.  If you are a beneficial  owner, you may participate in the  Plan  by  instructing  your  bank,  broker  or  other  nominee  to  arrange participation  in the Plan on your behalf.  Your bank,  broker or other  nominee should then make arrangements with its securities  depository and the securities depository will provide the plan administrator with the information necessary to allow you to participate in the Distribution Reinvestment Program. If you should also wish to participate in the Share Purchase Program and if your bank,  broker or other

                                       -9-

nominee  holds your  common  shares in the name of a  securities  depository,  a broker  and  nominee  form  (see  Question  8) must  also  be  sent to the  plan administrator for your bank, broker or other nominee to participate in the Share
Purchase Program on your behalf.  If you are an interested  beneficial owner, be sure that your broker,  bank or other  nominee  passes along the benefits of any applicable Waiver Discount to your account.

     Alternatively,  you may  participate  directly in the Plan by having one or more common  shares  transferred  by your bank,  broker or other nominee to your name as record owner.

     Non-Shareholders and Non-Unitholders.  If you are a new investor,  you may, under the  Share  Purchase  Program,  participate  in the Plan by (i)  making an initial  cash  payment of $100 to $3,000 and  thereafter  making  optional  cash payments  of $100 to $3,000 per  calendar  quarter  (unless  we have  waived the
$3,000 limit) or (ii) with our permission,  making an initial cash payment which exceeds  $3,000 and thereafter  making  optional cash payments of $100 to $3,000 per calendar quarter (unless we have waived the $3,000 limit). In addition,  you must  complete  and  sign  an  authorization  form  and  return  it to the  plan administrator on or before the last business day immediately before the relevant
Pricing Period.

     At the same time,  you may  designate on the  authorization  form  enclosed herewith all, a portion or none of your  purchased  common shares to be enrolled in the  Distribution  Reinvestment  Program.  The  authorization  form should be returned to the plan  administrator,  with payment,  on or before the applicable dates discussed below.

     If you wish to participate in the Distribution  Reinvestment  Program, your completed and signed authorization form requesting reinvestment of distributions must be received by the plan  administrator  at least five  business days before the record date established for a particular distribution. If your authorization form is received less than five business days before the record date established for a particular  distribution,  reinvestment of distributions will begin on the distribution  payment  date  following  the next record date if you are, or your broker, bank or other nominee is, still a record holder. If you are not, or your broker,  bank or other nominee is not,  still a record holder on the next record date,  your  authorization  form will be  returned  to you and your  request for reinvestment of distributions will be denied.

     If you wish to make optional cash payments to purchase  common shares under the  Share  Purchase  Program,  full  payment  must  be  received  by  the  plan administrator on or before the last business day immediately before each Pricing
Period.

     If you  return  an  authorization  form to the plan  administrator  without specifying  the  number of  common  shares to be  enrolled  in the  Distribution
Reinvestment  Program,  all of  your  common  shares  will  be  enrolled  in the
Distribution  Reinvestment  Progrman.  See Question 2 for additional  investment option information.

7.   What does the authorization form provide?

     The  authorization  form appoints the plan  administrator as your agent and directs us to pay to the plan administrator the cash distributions on the common shares and  partnership  units  owned by you on the  applicable  record date and enrolled  in the  Distribution  Reinvestment  Program,  including  all whole and fractional  common  shares that are  subsequently  credited to your Plan account under the Distribution  Reinvestment Program and the number of common shares you may  purchase  from  time  to time  under  the  Share  Purchase  Program.  These distributions  will be  automatically  reinvested by the plan  administrator  in common  shares.  Any cash  distributions  with  respect  to  common  shares  and partnership units not enrolled in the Distribution  Reinvestment Program will be paid, as declared and paid, in the usual manner.

     In  addition,  the  authorization  form directs the plan  administrator  to purchase  common  shares with any optional  cash  payments that you may elect to make and  whether to enroll  all, a portion or none,  of your  purchased  common shares in the Distribution Reinvestment Program.

     The  authorization  form provides for the purchase of common shares through the investment options discussed in Question 2.

     You may change your  investment  election by  completing  and signing a new authorization  form and returning it to the plan administrator (see Question 6).
Any change of election  concerning the  reinvestment  of  distributions  must be received by the plan administrator at least five business days before the record date for a  distribution  payment date (see Question 11) in order for the change to become effective with respect to that distribution payment.

     Regardless of which investment  option you select,  all cash  distributions paid on whole or fractional  common shares credited to your Plan account will be
reinvested  automatically.   No  interest  will  be  paid  by  us  or  the  plan
administrator on distributions held pending reinvestment.

                                      -10-

8.   What does the broker and nominee form provide?

     The  broker  and  nominee   form   provides   the  only  means  other  than
redesignation  of common  shares held by your bank,  broker or other  nominee on your behalf as common  shares owned by you in your own name,  by which the bank, broker or other  nominee  holding your common shares in the name of a securities depository may invest optional cash payments on your behalf.  Your broker,  bank
or  other   nominee  must  deliver  a  broker  and  nominee  form  to  the  plan administrator  each  time  that the  bank,  broker  or other  nominee  transmits optional cash  payments on your behalf.  You may obtain broker and nominee forms at any time by  written  request  to the  plan  administrator  at the  following address:  American  Stock  Transfer &  Trust  Company,  Attention:  Dividend
Reinvestment  Department,  Wall Street Station, P.O. Box 922, New York, New York
10269-0560, or by telephoning the plan administrator at: (877) 322-4940.

     Before  submitting the broker and nominee form, your bank,  broker or other nominee  must make  arrangements  with its  securities  depository  and the plan administrator in order to participate on your behalf.

     The broker and nominee form and appropriate  instructions  must be received by the plan  administrator at least five business days before an investment date or the payment will not be invested until the following investment date.

9.   When may I participate in the Plan?

     The  Plan  became  effective  on July 5,  2001.  The Plan  applies  to cash distributions  paid after August 1, 2001, and optional cash payments received on or after enrollment under the terms of the Plan. You may participate in the Plan subject to compliance with the procedures described in this prospectus.

10.  May I reinvest less than the full amount of my distributions?

     Yes.  You may  designate  any number of your common  shares or  partnership units for enrollment in the  Distribution  Reinvestment  Program.  Distributions
will be  reinvested  only on the number of common  shares or  partnership  units specified, and you will receive cash distributions, as declared and paid, on the remainder of your common shares or partnership units, as the case may be, in the usual manner. However, all cash distributions paid on whole or fractional common shares credited to your plan account will be reinvested automatically.

11.  How and when can I change the amount of distributions to be reinvested?

     You may change your  investment  election by  completing  and signing a new authorization  form and  returning it to the plan  administrator.  Any change of election  concerning the reinvestment of  distributions  must be received by the plan  administrator  at least five  business  days  before the record date for a distribution  payment  date in order for the  change to  become  effective  with respect to that distribution payment.

Share Purchase Program

12.  How does the Share Purchase Program work?

     All record owners and new investors who have timely  completed,  signed and returned  authorization  forms  indicating their intention to participate in the
Share  Purchase  Program,  and beneficial  owners whose brokers,  banks or other nominees  have timely  indicated  their  intention to  participate  in the Share
Purchase  Program  (except for beneficial  owners whose brokers,  banks or other nominees  hold the  common  shares  of the  beneficial  owners  in the name of a securities depository), are eligible to invest monthly in common shares, whether or not a  distribution  is declared.  Once during each month,  you will have the option to make an  optional  cash  payment  of a minimum of $100 to a maximum of
$3,000 per calendar quarter (see Question 13). If you are a beneficial owner and your bank,  broker or other  nominee  holds your common  shares in the name of a securities depository, you must use the broker and nominee form to make optional cash payments (see  Questions 6 and 8). You are not obligated to  participate in the Share Purchase Program.  You do not need to send the same amount each month, and you are  under  no  obligation  to make any  optional  cash  payment  in any calendar quarter.

     Optional cash payments must be  accompanied by an  authorization  form or a broker and nominee form, as applicable.  An initial optional cash payment may be made by you when  enrolling  in the Share  Purchase  Program by sending the plan administrator  a check or money  order  (together  with a  completed  and signed optional cash payment  form),  made payable to "American  Stock  Transfer  &
Trust  Company",  or making a wire transfer to "American  Stock  Transfer  &
Trust  Company",  and  delivering a completed and signed  authorization  form or broker and nominee form, as applicable.  Wire transfers made pursuant to granted requests  for  waiver  may be used  only if  approved  in  advance  by the  plan administrator.  Checks  returned  for any  reason  will not be  resubmitted  for collection  and you will be charged the plan  administrator's  customary fee for returned checks. In addition, the plan administrator will have the right to sell the common shares  originally  purchased  for your account in connection  with a check that has been  returned.  If the sale of these shares is not sufficient to cover the amount of a returned

                                      -11-

check, additional shares will be sold from your account to cover the difference.
Checks and money orders are accepted subject to timely  collection as good funds and verification of compliance with the terms of the Plan.

     You may obtain  optional cash payment forms at any time by written  request to the plan  administrator  at the following  address:  American  Stock Transfer
& Trust Company,  Attention:  Dividend Reinvestment Department,  Wall Street
Station, P.O. Box 922, New York, New York 10269-0560, or by telephoning the plan administrator  at:  (877)  322-4940.  Once you have  enrolled  in the  Plan,  an optional cash payment form will be attached to each statement of account sent to you.  Checks,  money orders and optional cash payment forms should be mailed to:
American Stock Transfer & Trust Company,  Attention:  Dividend  Reinvestment
Department, Wall Street Station, P.O. Box 922, New York, New York 10269-0560, or
by telephoning the Plan administrator at: (877) 322-4940.

     No interest will be paid by us or the plan  administrator  on optional cash payments held pending investment.

     Optional cash payments must be in United States dollars.  Do not send cash.
Checks not drawn on a United  States bank will be  returned to you.  The trading price on the investment  date generally  governs the amount of taxable income to you (see Question 39).

13.  What limitations apply to optional cash payments?

     Each optional cash payment is subject to a minimum per month purchase limit of $100 and a maximum per calendar  quarter  purchase limit of $3,000 (unless we have waived the limit).  Therefore,  during any calendar quarter,  optional cash payments  made during one month will be  aggregated  with optional cash payments made during  another month,  in order to determine  whether  quarterly  purchase limits have been exceeded. For purposes of these limitations,  all Plan accounts under the common  control or management of a participant,  or a bank,  broker or other  nominee,  will be aggregated.  Generally,  optional cash payments of less than $100 and that  portion of any  optional  cash  payment  which  exceeds  the maximum calendar  quarterly  purchase limit of $3,000 (unless we have waived the limit)  will be returned  to you  without  interest  at the end of the  relevant
Pricing  Period.  See  "Optional  Cash  Payments"  attached as Exhibit A to this prospectus for a list of the expected Pricing Period commencement dates.

     You may make  optional  cash  payments of a minimum of $100 to a maximum of
$3,000 per calendar quarter without our approval.  You may make an optional cash payment which exceeds $3,000 only upon your  submission to us of a completed and signed request for waiver and our grant of your request for waiver.  There is no pre-established  maximum limit  applicable to optional cash payments that may be made pursuant to our grant of a request for waiver. A request for waiver must be received by us by 12:00 noon Eastern Time on the second business day immediately before each Pricing Period.  You may obtain request for waiver forms and further information about any proposed request for waiver by contacting Ms. Mary Gannon,
Secretary of the Company, at (610) 825-7100.

     We will, on the third business day immediately  before each Pricing Period, determine  whether  to  establish  a Waiver  Discount  from the  purchase  price applicable  to optional  cash  payments  made  pursuant to granted  requests for waiver that are used to purchase newly issued common  shares.  If we establish a
Waiver  Discount,  we will  notify the plan  administrator  of the amount of the
Waiver  Discount.  In  addition,  if a Waiver  Discount  exists for a particular investment  date,  the Waiver  Discount will apply to all optional cash payments applicable to the  investment  date used to purchase newly issued common shares, not just those made pursuant to granted requests for waiver. The Waiver Discount will be between  0% and 3% of the  purchase  price and may vary each  investment date, but once  established  will uniformly  apply to all optional cash payments made that are used to purchase  newly issued common  shares for that  investment date. If we set a Waiver Discount for a particular  investment date, it will not affect the setting of a Waiver Discount for any subsequent  investment date. The
Waiver  Discount will apply to the entire optional cash payment and not just the portion that exceeds $3,000.

     In  deciding  whether to grant a request  for waiver and whether to set any
Waiver  Discount,  we will consider a variety of factors,  which may include our current and projected  capital needs, the  alternatives  available to us to meet
those  needs,   prevailing  market  prices  for  our  common  shares  and  other securities, general economic and market conditions,  expected aberrations in the price or trading volume of our common  shares,  the number of common shares held by the Plan participant submitting a request for waiver, the past actions of the
Plan participant  under the Plan, the aggregate amount of optional cash payments for which the  request  for waiver  has been  submitted  and the  administrative constraints associated with granting a request for waiver.

     Grants of waivers will be made in our sole and absolute discretion.  We may grant the requests for waiver in order of receipt or by any other method that we determine  to be  appropriate.  We also may  determine  the amount  that you may invest pursuant to a granted request for waiver.

                                      -12-

     Regardless  of whether a common  share is newly  issued or  acquired in the open market or negotiated  transactions with third parties, and whether a common share is purchased through distribution  reinvestment or optional cash payments, the purchase  price (after taking into account any Waiver  Discount) will not be less than the sum of (i) 95% of the fair market  value of a common  share on the investment  date,  plus  (ii) any  brokerage  commissions  and  related  charges described  in Question  39. The  preceding  limitations  are intended to address certain  federal  income tax matters  applicable to us. If we determine that the
failure  to  comply  with  these   limitations  with  respect  to  certain  Plan
participants  making  optional  cash  payments  will not have  any  adverse  tax consequence to us, then to the extent so determined,  such  limitations  will no longer apply.

     Unless we waive our right to do so, we may establish for any Pricing Period a Threshold Price in order to provide us with the ability to set a minimum price at which  newly  issued  common  shares will be sold under the Plan on any given investment  date. We will,  on the third  business day  immediately  before each
Pricing  Period,  determine  whether to  establish a  Threshold  Price and, if a
Threshold Price is  established,  we will notify the plan  administrator  of the amount of the  Threshold  Price.  If we set a Threshold  Price for a  particular investment  date,  it will not affect the setting of a  Threshold  Price for any subsequent investment date.

     The Threshold  Price,  if established  for any investment  date,  will be a stated  dollar amount that the market price of our common shares in the relevant
Pricing  Period must equal or exceed.  If the market price of our common  shares for any  trading  day during  such  Pricing  Period does not equal or exceed the
Threshold Price, then the market price of our common shares for that trading day will be excluded  from the  calculation  of the purchase  price  (before  giving effect to any Waiver  Discount) for newly issued common shares on the investment date. Thus, for example,  if the market price of our common shares did not equal or exceed any Threshold  Price set by us for three of the twelve trading days in any Pricing Period,  then the purchase price (before giving effect to any Waiver
Discount) for newly issued common shares on the  investment  date would be based upon the market  price of our common  shares for each of the nine  trading  days that such average equaled or exceeded the Threshold  Price.  If, for each of the twelve  trading  days,  the market  price of our common  shares did not equal or exceed any Threshold  Price set by us, then the purchase  price  (before  giving effect to any Waiver  Discount)  will be  determined  by us on the basis of such market quotations as we deem appropriate.

     In addition, for each trading day on which any Threshold Price set by us is not satisfied, 1/12 of each optional cash payment made by a participant pursuant to our  grant of a request  for  waiver  will be  returned  to the  participant, without interest,  as soon as practicable after the applicable  investment date.
In the  example  above,  therefore,  3/12 of each  participant's  optional  cash payment would be returned to the  participant.  This return  procedure will only apply  when you  purchase  newly  issued  common  shares  directly  from us with optional cash payments made pursuant to granted  requests for waiver and we have set a Threshold Price with respect to the relevant twelve trading day period.

     The  determination  whether  to  establish  a  Threshold  Price  and,  if a
Threshold Price is established,  its amount,  will be made by us in our sole and absolute  discretion after a review of current market  conditions,  the level of participation  in the Plan,  our current and  projected  capital needs and other relevant factors.

     Neither we nor the plan  administrator  will be  required  to  provide  any written notice to you as to whether a Threshold Price and/or Waiver Discount has been established for any Pricing Period.  You, however,  may ascertain whether a
Threshold Price and/or Waiver Discount  applicable to a given Pricing Period has been set by  contacting  Ms. Mary Gannon,  Secretary  of the  Company,  at (610)
825-7100.  See "Optional Cash Payments" attached as Exhibit A to this prospectus for a list of the expected Threshold Price and Waiver Discount set dates.

14. When will optional cash payments received by the plan  administrator be invested?

     The plan  administrator  will  apply  any  optional  cash  payments  timely received  from you to the  purchase  of common  shares  for your  account on the applicable  investment  date if the common shares are newly issued common shares and as soon as practicable  after the  investment  date if the common shares are purchased in the open market or in negotiated  transactions  with third parties.
The deadline for submitting optional cash payments is the last business day

                                      -14-

immediately before each Pricing Period. See "Optional Cash Payments" attached as
Exhibit A to this  prospectus  for a list of the expected  optional cash payment due dates.

15.  When must optional cash payments be received by the plan  administrator and cleared?

     In order for funds to be considered timely received, the plan administrator must receive your check,  money order or wire  transfer by the last business day immediately  before  each  Pricing  Period and your  check,  money order or wire transfer must clear before the related  investment  date.  Wire  transfers  made pursuant to granted  requests for waiver may be used only if approved in advance by  the  plan  administrator.  Checks  returned  for  any  reason  will  not  be resubmitted  for  collection  and you will be charged  the plan  administrator's customary fee for returned checks.  Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan.

     No interest will be paid by us or the plan  administrator  on optional cash payments held pending investment.

16.  How may I obtain a refund of uninvested optional cash payments?

     You may obtain a refund of any  optional  cash  payment not yet invested by requesting,  by telephone or in writing,  the plan  administrator to refund your payment.  The plan administrator must receive your request at least six business days before the relevant Pricing Period. If the plan administrator receives your request  later than the specified  date,  your optional cash payment will not be returned but instead will be invested on the next related  investment  date.  In addition,  optional  cash  payments  which  do not  conform  to the  limitations described in Question 13 or do not clear within the limit  described in Question
15 will be returned to you as soon as practicable.

17.  Will I incur any expenses by participating in the Plan?

     You  will not  incur  any  brokerage  commissions  or  service  charges  in connection with the  reinvestment of distributions or the investment of optional cash payments under the Plan,  subject to certain tax  limitations  described in
Question 13. We will pay all other costs of administration of the Plan. However, if you  request  that the plan  administrator  sell all or any  portion  of your common  shares,  you  will  receive  any  proceeds  less any  related  brokerage commission, transfer tax or other fees (see Question 29).

Purchases

18.  What is the source of the common shares purchased under the Plan?

     The plan administrator will buy, at our direction,  either (i) newly issued common shares  directly from us or (ii) common shares in the open market (on the
New York Stock Exchange or any  securities  exchange where the common shares are then traded or in the  over-the-counter  market) or in  negotiated  transactions with third parties.

19.  When will common shares be purchased for my accounts?

     The plan administrator will purchase common shares on the "investment date"
in each month.  If the plan  administrator  purchases newly issued common shares directly from us, the investment date will be (i) the distribution  payment date for any month in which we pay a cash distribution and (ii) the fifteenth day (or if such day is not a business  day,  the next  succeeding  business  day) of any month in which we do not pay a cash  distribution.  See "Optional Cash Payments"
attached as Exhibit A to this  prospectus for a list of the expected  investment dates.

     Purchases  in the open  market or in  negotiated  transactions  with  third parties will begin on the investment date and will be completed no later than 30 days from such date except  where  completion  at a later date is  necessary  or advisable  under  any  applicable  securities  laws  and  regulations.  The plan administrator  or the broker  selected by it will  determine the exact timing of open market purchases or negotiated  transactions with third parties, the number of common shares, if any, to be purchased on any day or at any time of that day, the prices paid for the common  shares,  the markets on which the  purchases are made and the persons  (including  brokers and dealers) from or through which the purchases  are  made.  In  making  purchases  for your  account,  we or the plan administrator  may  commingle  your funds with those of other  shareholders  and unitholders  participating  in the Plan. All common shares purchased by the plan administrator  in the open  market  or in  negotiated  transactions  with  third parties  using your funds shall be treated for  federal  income tax  purposes as having been so purchased by the plan administrator as your agent. Neither we nor the plan administrator will be liable when conditions, including

                                      -15-

compliance  with the  rules  and  regulations  of the Commission, prevent the purchase of common shares or interfere with the timing of the purchases.

20.  What is the price of common shares purchased under the Plan?

     Subject to certain  limitations  described below, for each investment date, the  purchase  price  of  common  shares  purchased  in the  open  market  or in negotiated  transactions  with third parties will be the weighted  average price for  all of the  common  shares  purchased  by the  plan  administrator  on such investment date.

     Subject to certain limitations  described below, the purchase price (before giving effect to any Waiver Discount (as  hereinafter  defined)) of newly issued common  shares on any given  investment  date  will be the  market  price of the common  shares.  The "market  price" of the common shares is the average of: the average  of the high and low sale  prices of the  common  shares on the New York
Stock Exchange for each of the twelve  trading days  preceding  such  investment date that such average equals or exceeds any Threshold Price that we may set for such  investment  date. If, for each of such twelve trading days, the average of the high and low sale prices of the common shares on the New York Stock Exchange for such  trading  days is below any  Threshold  Price we may set,  the purchase price (before giving effect to any Waiver  Discount) will be determined by us on the basis of such market quotations as we deem appropriate.

     In addition,  if a Waiver Discount exists for a particular investment date, the Waiver  Discount will apply to all optional cash payments  applicable to the investment date used to purchase newly issued common shares, not just those made pursuant to granted requests for waiver.

     You  should  review  the  answer to  Question  13 with  respect  to minimum purchase price limitations on the common shares.

     We do not, and you will not, have any  authorization or power to direct the time or price at which  common  shares will be purchased or to select the broker or  dealer  through  or  from  whom  purchases  are  to  be  made  by  the  plan administrator.

21.  How will the number of common shares purchased for my account be determined?

     On any  investment  date,  your account will be credited with the number of common  shares  equal to the total  dollar  amount to be invested on your behalf divided by the  applicable  purchase  price (after  giving  effect to any Waiver
Discount  and any overall  limitations  discussed  above),  computed to at least three decimal places.  If you have elected to reinvest  distributions  on common shares or partnership units registered in your name, the plan administrator will invest  on your  behalf  the  total  dollar  amount  equal to the sum of (i) the distribution  on  all or a  part  of the  common  shares  or  partnership  units registered  in your own name,  (ii) any optional cash payments to be invested as of that  investment  date  and  (iii)  the  distribution  on all  common  shares
(including  fractional shares) previously  credited to your Plan account. If you have elected to invest only optional cash payments,  the plan administrator will invest  on your  behalf  the  total  dollar  amount  equal to the sum of (a) any optional  cash  payments to be invested as of that  investment  date and (b) the
distribution  on  all  common  shares   (including   fractional  common  shares)
previously credited to your Plan account.

     If you reside in the United States, your investments will be reduced by any amount we are  required  to deduct for  federal tax  withholding  purposes  (see
Question 39).

Reports to participants

22.  How will I keep track of my investments?

     After an investment is made for your account,  you will receive a statement which will provide a record of the cost of the common shares  purchased for your account,  the number of common  shares  purchased,  the date on which the common shares were purchased and the number of common shares in your account.  You will also be sent income tax information for reporting distributions paid.

     In addition, you will receive copies of other communications sent to record holders of our common shares,  including our annual report to shareholders,  our notice of annual  meeting  and proxy  statement  in  connection  with our annual meeting of shareholders and Internal  Revenue Service  information for reporting distributions paid on common shares.

Share Certificates

23.  Will I receive certificates for common shares purchased under the Plan?

                                      -16-

     Yes.  Common shares  purchased under the Plan are registered in the name of the plan  administrator  or its  nominee,  as your  agent in the  Plan.  You may request,  in writing,  the plan administrator to issue you a certificate for any number of whole common shares  credited to your Plan account.  Your request will be handled by the plan administrator, normally within two weeks, at no charge to you.  Any  remaining  whole  common  shares and  fractional  common  shares will continue to be credited to your account. If you are a beneficial owner, you must place your written request through your bank, broker or other nominee.

     Common  shares may not be  pledged,  sold or  otherwise  transferred  while credited to your account under the Plan. If you wish to pledge, sell or transfer your common shares,  you must request that a certificate  for such common shares first be issued in your name.

24.  How will my account be affected if I request a  certificate  for common shares purchased under the Plan?

     If  you  maintain  an  account  for  reinvestment  of  distributions,   all
distributions  on the common  shares for which you  request a  certificate  will continue to be  reinvested  under the Plan so long as the common  shares  remain registered  in your name.  If you maintain a Plan account only for optional cash payments, distributions on the common shares for which you request a certificate will no longer be reinvested  under the Plan unless you submit an  authorization form to authorize  reinvestment of distributions on common shares  registered in your name (see Questions 6 through 8).

25.  May I deposit  certificates  for common  shares  that I hold to my Plan account?

     Yes. You may send all  certificates for common shares which you hold to the
plan  administrator  for  safekeeping,   whether  or  not  you  have  previously
authorized  reinvestment of  distributions,  for a fee of $7.50 per certificate.
All  distributions on any common shares  evidenced by certificates  deposited in accordance with the Plan will  automatically  be reinvested.  You should contact the plan administrator for the proper procedure to deposit certificates.

Withdrawal from the Plan

26.  May I withdraw from the Plan?

     Yes. You may withdraw from the Plan by providing written notice instructing the plan administrator to terminate your account.

27.  What happens when I terminate my account?

     If your notice of  termination  is received  by the plan  administrator  at least five business days before the record date for a distribution payment date, reinvestment  of  distributions  and  investments of optional cash payments will cease  as of the  date  your  notice  of  termination  is  received  by the plan administrator.  If your  notice  of  termination  is  received  later  than five business  days  before the record  date for a  distribution  payment  date,  the termination may not become effective until after the investment date.

     When terminating your account, you may request that a certificate be issued for all whole common shares held in your account.  As soon as practicable  after your notice of termination is received,  the plan administrator will send to you
(i) a  certificate  for all whole common  shares held in your account and (ii) a check  representing  any  uninvested  optional cash  payments  remaining in your account and the value of any fractional common share held in your account. After your account is terminated, all distributions for the terminated account will be paid to you unless you re-elect to participate in the Plan.

     Alternatively,  you may  request  that all  common  shares,  both  full and fractional,  credited to your Plan account be sold or that certain of the common shares be sold and a certificate be issued for the remaining  common shares (see
Question 29). The plan  administrator will remit to you the proceeds of any sale of common shares, less any related brokerage  commission,  transfer tax or other fees  incurred  by the plan  administrator  allocable  to the sale of the common shares.

28.  When may I re-elect to participate in the Plan?

     Generally,  you may re-elect to participate at any time. However,  the plan administrator reserves the right to reject any authorization form on the grounds of excessive  joining and withdrawing.  This reservation is intended to minimize unnecessary  administrative  expense  and to  encourage  use of  the  Plan  as a long-term shareholder investment service.

Sale of Common Shares

                                      -17-

29.  May I sell common shares held in my account?

     Yes. You may request  that all or any portion of the common  shares held in your Plan  account be sold either  when your  account is being  terminated  (see
Question 27) or without  terminating your account.  However, a fractional common share will not be sold unless all common  shares held in your  account are sold.
If all common shares (including any fractional shares) held in your Plan account are sold, your account will automatically be terminated.  In this case, you, or, if you are a beneficial owner, your bank, broker or other nominee,  will have to complete,  sign and return to the plan administrator a new authorization form or broker and  nominee  form,  as the case may be,  (see  Questions 6 through 8) in order to again participate in the Plan.

     Within  seven days after  receipt of your  written  request to sell  common shares held in your Plan account, the plan administrator will place a sell order through a designated broker or dealer. You will receive the proceeds of the sale less any brokerage commission, transfer tax or other fees incurred or imposed by the plan  administrator  allocable to the sale of your common  shares.  American
Stock Transfer & Trust Company  currently imposes a service charge of $15.00 per  transaction  plus a $.10 brokerage  commission fee per share,  subject to a
$5.00 minimum.

                                      -18-

30.  What happens when I sell or transfer all the common  shares  registered in my name?

     You may  continue  to  participate  in the  Plan  and  make  optional  cash payments,  in which case the plan  administrator  will  continue to reinvest the distributions  on the common  shares  credited  to your  account  under the Plan unless  you  notify  the plan  administrator  that you  wish to  terminate  your account.

Other Information

31.  What happens if we authorize a shares distribution or split our shares?

     In the event of a shares  distribution  or a shares split payable in common shares,  the plan  administrator will credit to your Plan account the applicable number of whole  and/or  fractional  common  shares  based both on the number of common  shares  held in your  Plan  account  and the  number  of  common  shares registered in your own name as of the record date for the shares distribution or split.

32.  What happens if we have a rights offering?

     If we have a rights offering in which separately  tradeable and exercisable
rights  are  issued  to  registered   holders  of  common  shares,   the  rights
attributable  to  whole  common  shares  held  in  your  Plan  account  will  be transferred  to you as  promptly  as  practicable  after the rights are  issued.
Rights  attributable to fractional  common shares will be sold, and the proceeds will be treated as an optional cash payment.

33.  How will my common shares be voted at shareholders' meetings?

     If you are a record  owner,  you will  receive a proxy card  covering  both shares registered in your name and shares held in your Plan account.  If you are a beneficial owner, you will receive a proxy card covering common shares held in your Plan account through your bank, broker or other nominee.

     If your proxy is returned properly signed and marked for voting, all of the shares covered by your proxy will be voted as marked.  If your proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in  accordance  with  recommendations  of our  Board of  Trustees,  unless applicable laws require  otherwise.  If your proxy is not returned,  or if it is returned unexecuted or improperly  executed,  shares registered in your name may be voted only by you in person.

34.  What are our  responsibilities  and the  responsibilities  of the plan administrator under the Plan?

     We are not, and the plan  administrator  is not, liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability  (i) arising out of a failure to  terminate  your account upon your death,  before receipt by the plan  administrator of notice in writing of your death,  (ii) with respect to the prices and times at which common shares are purchased or sold for you or (iii) with respect to any fluctuation in market value  before  or after any  purchase  or sale of common  shares.  We,  the plan administrator and any of our agents do not have any duties,  responsibilities or liabilities except those that are expressly set forth in the Plan. Since we have
delegated  all   responsibility   for   administering   the  Plan  to  the  plan
administrator,  we specifically  disclaim any responsibility for any of the plan administrator's  actions or inactions in connection with the  administration  of the Plan. None of our trustees,  officers or shareholders will have any personal liability under the Plan.

     All notices  from the plan  administrator  to you will be addressed to your last known address. You should notify the plan administrator promptly in writing of any change of address.

     The plan administrator may resign as administrator of the Plan at any time, in which case we will appoint a successor  administrator.  In  addition,  we may replace the plan administrator with a successor administrator at any time.

35.  May the Plan be amended, suspended or terminated?

     Yes.  While we expect to  continue  the Plan  indefinitely,  we may  amend, suspend or  terminate  the Plan at any time,  but our action will not in any way
retroactively  prejudice  your  interests.   To  the  extent  practicable,   any
amendment,  suspension or termination  will be announced to you at least 30 days before its effective date.

                                      -19-

36.  What happens if the Plan is terminated?

     You will receive (i) a certificate for all whole common shares held in your account and (ii) a check  representing the value of any fractional common shares held in your  account  and  any  unreinvested  distributions  or  optional  cash payments held in your account less any related brokerage  commissions,  transfer tax or other fees  incurred by the plan  administrator  allocable to the sale of your common shares.

37.  Who interprets and regulates the Plan?

     We are authorized to issue any  interpretations,  adopt any regulations and take  any  actions  which we may  deem  reasonably  necessary  or  advisable  to effectuate  the Plan.  You will be bound by any  action  taken by us or the plan administrator in the good faith exercise of our judgment to effectuate the Plan.

38.  What law governs the Plan?

     The terms and  conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

39.  What are the federal income tax consequences of participation in the Plan?

     You should  consult your  personal tax advisor with  specific  reference to your own tax  situation and potential  changes in the  applicable  law as to all
Federal,  state,  local,  foreign and other tax matters in  connection  with the reinvestment  of  distributions  and  purchases of common shares under the Plan, your tax basis and holding period for common shares  acquired under the Plan and the  character,  amount and tax  treatment  of any gain or loss  realized on the disposition of common shares.  The income tax  consequences for participants who are not United  States  citizens or resident  aliens are not  discussed  in this prospectus.  The  following  brief  summary  of some of the  Federal  income tax considerations  applicable to the Plan is for general information only, and does not constitute tax advice.

     Shareholder Distribution Reinvestment and Optional Cash Payments

     If you are a shareholder and the plan administrator  purchases newly-issued common shares directly from us using cash distributions, you will be treated for
Federal income tax purposes as having received a distribution  equal to the fair market value of the common shares on the date the shares were  acquired.  If the plan  administrator  purchases common shares in the open market or in negotiated transactions with third parties, the Internal Revenue Service has indicated that the amount of the  distribution  received  by you would  include the fair market value of the common shares as of the applicable  investment  date and a pro-rata share of any  brokerage  commissions  or  other  related  charges  paid by us in connection with the plan  administrator's  purchase of the common shares on your behalf.

     If you make an optional  cash  payment to the Plan,  you will be treated as receiving a cash distribution equal to the sum of (i) the excess, if any, of the fair market  value as of the  applicable  investment  date of the common  shares credited to your account,  less the amount of the optional  cash  payment,  plus
(ii) a pro-rata share of any commissions paid by us on your behalf if the common shares are acquired by the plan administrator in an open market transaction.

     As in the case of  non-reinvested  cash  distributions,  the  distributions described above will constitute  taxable  "dividend" income to you to the extent
of  our  current  and  accumulated   earnings  and  profits   allocable  to  the
distributions.  Any excess  distributions  will  constitute  a return of capital which  reduces the basis of your common  shares or results in gain to the extent the  excess  distribution  exceeds  your tax  basis  in the  common  shares.  In addition,  if we  designate  part or all of our  distributions  as capital  gain distributions,  the  designated  amounts  will be  treated  by you as  long-term capital gains.

     Your tax basis in your common shares acquired under the Plan will generally equal the total amount of distributions you are treated as receiving from us (as described  above),  plus the amount of any optional cash payments that you make.
Your holding period in the common shares  generally  begins on the day following the applicable investment date.

     Unitholder Distribution Reinvestment and Optional Cash Payments

     There is no clear legal  authority  regarding the income tax treatment of a limited  partner  in a  partnership  (such as a  unitholder)  who  invests  cash distributions  from the  partnership in stock of another entity (such as Kramont
Realty  Trust)  that is a  partner  in the  partnership.  However,  if you are a unitholder,  we  presently  intend to treat you in the same  manner for  Federal income tax purposes as any other investor who acquires our common

                                      -20-

shares through  optional cash  payments.  Thus,  whether the plan  administrator
purchases   common  shares  through  the   reinvestment   of  your   Partnership
distributions  or through an  optional  cash  payment  made by you,  you will be treated for Federal income tax purposes as having  received a distribution  from us equal to the sum of (i) the excess,  if any,  of the fair market  value as of the  applicable  investment  date of the common shares  credited to your account over the amount of cash  deemed  paid by you for the common  shares  (i.e.,  the amount of the Partnership  distribution and/or any optional cash payment),  plus
(ii) a pro-rata share of any commissions paid by us on your behalf if the common shares are acquired by the plan administrator in an open market transaction.

     Distributions  from the Partnership with respect to Partnership  units will be taxable  to you only to the extent  that the  distributions  exceed  your tax basis for the Partnership units. Any distribution in excess of your tax basis in the Partnership  units will generally be taxable as capital gain,  assuming that the Partnership units constitute a capital asset in your hands.  However,  under
Section  751(b) of the Internal  Revenue Code, to the extent a  distribution  is considered  to be in exchange  for your  interest in  substantially  appreciated inventory items or unrealized receivables of the Partnership,  you may recognize ordinary income rather than a capital gain.

     The tax  basis  of  common  shares  acquired  for  you  under  the  Plan by reinvestment  of Partnership  distributions  or through an optional cash payment will generally equal the total amount of  distributions  that you are treated as receiving  from us (as  described  above) plus the amount of cash deemed paid by you for the common  shares  (i.e.,  the amount of the  Partnership  distribution and/or any optional cash payment used to acquire the common shares). The holding period of common  shares  acquired  under the Plan  generally  begins on the day following the applicable investment date.

     Backup Withholding

     In general,  any  distribution  reinvested under the Plan is not subject to
Federal income tax withholding.  We or the plan  administrator  may be required, however,  to deduct as  "backup  withholding"  thirty-one  percent  (31%) of all
distributions  paid  to  you,   regardless  of  whether  the  distributions  are
reinvested through the Plan.  Similarly,  the plan administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in your Plan account. You are subject to backup withholding if: (i) you have failed to  properly  furnish  us and the  plan  administrator  with  your  correct  tax identification  number ("TIN"), (ii) the Internal Revenue Service notifies us or the plan  administrator  that the TIN furnished by you is  incorrect,  (iii) the
Internal  Revenue  Service  notifies  us or the plan  administrator  that backup
withholding   should  be  commenced   because  you  failed  to  properly  report
distributions  paid to you or (iv) when  required to do so, you fail to certify, under  penalties  of perjury,  that you are not  subject to backup  withholding.
Backup  withholding  amounts  will be  withheld  from  distributions  before the distributions  are reinvested under the Plan.  Therefore,  if you are subject to backup withholding, distributions to be reinvested under the Plan on your behalf will be reduced by the backup  withholding  amount.  The  withheld  amounts will constitute a credit on the your income tax return.

     Administrative Expenses

     We intend to take the  position  that  administrative  expenses of the Plan paid by us are not constructive distributions to you.

     Disposition

     You may  recognize  a gain or loss upon  receipt  of a cash  payment  for a fractional  common share credited to your Plan account or when the common shares held in your  account  are  sold at your  request.  A gain or loss  may  also be recognized  upon your  disposition of common shares  received from the Plan. The amount of any gain or loss will be the  difference  between the amount  realized
(generally  the  amount of cash  received)  for the whole or  fractional  common shares  and  the  tax  basis  of the  common  shares.  Generally,  gain  or loss recognized on the  disposition of common shares  acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss.

40   What  happens if  reinvestment  of my  distributions  or optional  cash payments would cause me to exceed the Ownership Limit set forth in the company's
Amended and Restated  Declaration of Trust, or otherwise violate the Amended and
Restated Declaration of Trust?

     Our Amended and Restated  Declaration of Trust, as amended,  places certain restrictions upon the ownership,  directly or indirectly,  of the common shares, including the  limitation of ownership of the common shares by any one person to
9.8% of the lesser of the  number or the value of the  outstanding  shares  (the
"Ownership  Limit"),   subject  to  certain   exceptions.   To  the  extent  any
reinvestment of  distributions  elected by you or investment of an optional cash payment would cause you to exceed the Ownership  Limit or otherwise  violate the
Amended and  Restated  Declaration  of Trust,  the number of shares  which would cause such violation shall be automatically  transferred to a charitable  trust.
Where such an automatic transfer to a charitable trust would not be effective

                                      -21-

to prevent the violation,  the  investment is void ab initio,  in which case you will be entitled to receive cash distributions or a refund of your optional cash payment (each without interest) in lieu of such investment.

                                    DIVIDENDS

     We have  made  quarterly  uninterrupted  distributions  since  we  became a publicly-traded company in June 2000. Future distributions by us will be made at the discretion of our Board of Trustees and will depend on our actual cash flow,
our  financial  condition,   capital   requirements,   the  annual  distribution
requirements  under the real estate  investment trust provisions of the Internal
Revenue Code of 1986,  as amended,  and any other  factors our Board of Trustees may deem relevant.

                              PLAN OF DISTRIBUTION

     Except to the extent that the plan administrator purchases common shares in the open market or in negotiated  transactions  with third  parties,  the common shares  acquired under the Plan will be sold directly by us through the Plan. We may sell  common  shares to persons  (including  brokers  or  dealers)  who,  in
connection   with  any  resales  of  such  shares,   may  be  considered  to  be
"underwriters"  as that term is  defined in the  Securities  Act.  These  common shares, including common shares acquired through waivers granted with respect to the Share  Purchase  Program,  may be resold in market  transactions  (including coverage of short  positions) on any national  securities  exchange on which the common shares trade or in privately negotiated  transactions.  The common shares
are   currently   traded  on  the  New  York  Stock   Exchange.   Under  certain
circumstances,  it is expected that a portion of the common shares available for issuance under the Plan will be issued through  waivers  granted with respect to the Share Purchase Program. The difference between the price such persons pay us for the common shares,  after deduction of any applicable Waiver Discount we may set,  and the price at which such  common  shares are  resold,  may be deemed to constitute underwriting commissions received by these persons in connection with such transactions.

     Subject to the availability of common shares  registered for issuance under the Plan,  there is no total maximum  number of common shares that can be issued pursuant to the reinvestment of  distributions  or optional cash payments.  From time to time, certain financial  intermediaries may engage in short-term trading activities  or  positioning  transactions  in order to  benefit  from any Waiver
Discount.  These  short-term  trading or  positioning  transactions  could cause volatility in the composite trading volume and price of the common shares. We do not endorse short-term trading or positioning  transactions and have not entered into any formal or informal  arrangements  to facilitate  short-term  trading or positioning transactions.

     You will not incur  brokerage  commissions or service charges in connection with the  reinvestment of distributions or in connection with any purchases made pursuant  to  optional  cash  payments  under the Plan,  subject to certain  tax
limitations   described  in  Question  13.  We  will  pay  all  other  costs  of administration of the Plan.  However, if you request that the plan administrator sell all or any portion of your common  shares (see  Questions  26 and 27),  you will receive any proceeds less any related brokerage commission, transfer tax or other fees.

     Common shares may not be available under the Plan in all states.

                                  LEGAL MATTERS

     Certain  legal  matters  will be passed upon for us by  Robinson  Silverman
Pearce Aronsohn & Berman LLP, New York, New York.  Robinson Silverman Pearce
Aronsohn  &  Berman LLP will rely on Ballard Spahr Andrews &  Ingersoll,
Baltimore,  Maryland,  as to certain  matters of  Maryland  law,  including  the legality of the common shares.

                                     EXPERTS

     The audited financial statements and schedule  incorporated by reference in
this  prospectus  and  elsewhere  in  the   registration   statement  have  been
incorporated by reference herein in reliance on the report of BDO Seidman,  LLP, independent  accountants,  given on the  authority  of that firm as  experts  in accounting and auditing.

                                      -22-

                                   SCHEDULE A

                             OPTIONAL CASH PAYMENTS

   Threshold Price
     and Waiver         Optional Cash      Pricing Period
  Discount Set Date   Payment Due Date    Commencement Date    Investment Date

   August 24, 2001     August 28, 2001     August 29, 2001   September 17, 2001
 September 24, 2001  September 26, 2001  September 27, 2001   October 15, 2001
  October 25, 2001    October 29, 2001    October 30, 2001    November 15, 2001
  November 26, 2001   November 28, 2001   November 29, 2001   December 17, 2001
  December 21, 2001   December 26, 2001   December 27, 2001   January 15, 2002
  January 25, 2002    January 29, 2002    January 30, 2002    February 15, 2002
  February 22, 2002   February 26, 2002   February 27, 2002    March 15, 2002
   March 22, 2002      March 26, 2002      March 27, 2002      April 15, 2002
   April 24, 2002      April 26, 2002      April 29, 2002       May 15, 2002
    May 24, 2002        May 29, 2002        May 30, 2002        June 17, 2002
    June 21, 2002       June 29, 2002       June 30, 2002       July 15, 2002
    July 25, 2002       July 28, 2002       July 29, 2002      August 15, 2002
   August 23, 2002     August 27, 2002     August 28, 2002   September 16, 2002
 September 24, 2002  September 26, 2002  September 27, 2002   October 15, 2002
  October 25, 2002    October 29, 2002    October 30, 2002    November 15, 2002
  November 22, 2002   November 26, 2002   November 27, 2002   December 16, 2002
  December 24, 2002   December 26, 2002   December 27, 2002   January 15, 2003
  January 28, 2003    January 30, 2003    January 31, 2003    February 18, 2003
  February 24, 2003   February 26, 2003   February 27, 2003    March 17, 2003
   March 25, 2003      March 27, 2003      March 28, 2003      April 15, 2003
   April 24, 2003      April 28, 2003      April 29, 2003       May 15, 2003
    May 26, 2003        May 28, 2003        May 29, 2003        June 16, 2003
    June 23, 2003       June 25, 2003       June 26, 2003       July 15, 2003
    July 25, 2003       July 29, 2003       July 30, 2003      August 15, 2003
   August 22, 2003     August 26, 2003     August 27, 2003   September 15, 2003
 September 24, 2003  September 26, 2003  September 29, 2003   October 15, 2003

A.   The  Threshold  Price and Waiver  Discount Set Date, if any, will be the third business day immediately before each Pricing Period.

B.   Optional cash  investments  are due by the close of business on the last business day immediately before each Pricing Period.

C.   The Pricing Period will be the twelve consecutive trading days preceding each investment date.

D.   The investment  date for optional cash  investments  will be the (i) the distribution payment date for any month in which we pay a cash distribution and (ii) the  fifteenth day (or if such day is not a business day, the next succeeding  business  day)  of any  month  in  which  we do not  pay a cash distribution.

                                      -23-

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     No dealer,  salesperson or other individual has been authorized to give any information  or make any  representations  not  contained in this  prospectus in connection with the offering covered by this  prospectus.  If given or made, you should  not rely  upon  such  information  or  representations  as  having  been authorized  by us. This  prospectus  does not  constitute  an offer to sell or a solicitation of an offer to buy, the common shares in any jurisdiction where, or to any person to whom,  it is unlawful to make such offer or  solicitation.  you should not assume that the  information in this  prospectus or any  incorporated documents is accurate as of any date other than the date of the document.

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                            SUMMARY TABLE OF CONTENTS

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                              Kramont Realty Trust

                             1,100,000 Common Shares
                             of Beneficial Interest

                         offered by Kramont Realty Trust
                          solely in connection with its

                                  DISTRIBUTION
                             REINVESTMENT AND SHARE
                                  PURCHASE PLAN

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                                   PROSPECTUS

                                  July 5, 2001

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